Clarivate Formerly the IP & Science
Analytics business of Thomson Reuters

Clarivate Analytics

1500 Spring Garden Street
Philadelphia, PA 19130

February 13, 2017

Richard Hanks
[phone number redacted]
[personal email redacted]

Dear Richard:

On behalf of Clarivate Analytics, formerly the IP & Science business of Thomson Reuters ("The Company"), I am very pleased to offer you the position of Chief Financial Officer. This position will report to Jay Nadler, CEO, and will be based in Philadelphia, PA. We are very excited to have you join the organization and look forward to your acceptance.

On October 3, 2016, Thomson Reuters sold the IP & Science business (now known as Clarivate Analytics) to Onex and Baring Asia. As a result of this sale, there will be a transition period during which employees in the U.S. will continue to be employed by Thomson Reuters while the necessary operations are established. The length of the transition period is not yet determined, but it is expected that we will have the necessary operations implemented during 2017, after which, you and other U.S. employees aligned to Clarivate will transfer over to the separated business. During the transition period, your legal employer will be Thomson Reuters but you and other Clarivate U.S. employees will support the Clarivate business during the transition and you will be treated, for economic purposes, as if you are employed by Clarivate. As soon as the transfer date is known, U.S. employees will receive detailed information to prepare for the transfer, which may include an updated employment letter. Following are the terms of the offer:

Employment Date: No later than March 1, 2017.

Compensation:   In this exempt role, you will be compensated at a rate of $400,000 per year, less applicable deductions, payable in accordance with The Company's normal payroll practice. Salary reviews are given on an annual basis based on performance and are generally done in April of each year.

Signing Bonus:  If you commence employment by March 1, 2017, you will be eligible for a one-time sign-on bonus of $150,000, less applicable deductions, to be paid to you by the Company within 20 days after your start date, and in accordance with The Company's normal payroll practice. It is understood and agreed that if you voluntarily leave the Company or are terminated for Cause before January 1, 2018, you will repay the full amount to the Company within 30 days of separation, subject to applicable state law.

Annual Incentive Plan: You will be eligible to participate in the Annual Incentive Plan (AIP), subject to the plan terms and conditions. Your target award will be 62.5% of your earned base salary. Your incentive opportunity will not be pro-rated for the year in which you commence employment with the Company and any actual award may be modified by the relevant business and individual performance.

Management Equity Plan:  You will be a participant in the Management Equity Plan; the details of the plan will be provided in Q1 2017 and will include non-compete and non-solicitation language.

Benefits:   You will be eligible for participation in The Company's various benefit programs including Medical, Dental, Vision, Life Insurance, Short- and Long-term Disability in accordance with the terms and conditions of those plans. A comprehensive description of these benefits will be provided to you when your employment commences.

Retirement Benefits:  You will be eligible for participation in The Company's 401(k) Savings Plan in accordance with the terms and conditions of those plans. A comprehensive description of these benefits will be provided to you when your employment commences.

Severance:  In the event that your employment is involuntarily terminated by the Company for any reason other than cause, you will be entitled to 18 months of severance in the form of salary continuation comprising of annual salary and bonus at target as well as continued medical, dental and vision coverage (as applicable). Payment of severance is contingent upon entering into a separation agreement with the Company and shall include a general release of all claims in favor of the Company and provisions that extend for the duration of the severance period to include, among others, non competition, non-solicitation, confidentiality, and non-disparagement clauses and the return of Company property. If you voluntarily resign or the Company terminates your employment for cause, you will not be eligible for severance payments and separation benefits.

Other Benefits:   You will be eligible to receive paid time off, pro-rated based upon the date you begin employment. In addition, you will be eligible for all Company designated holidays.

IMPORTANT:   You represent and warrant that in your acceptance of and performance in this position you will not violate the term of any agreement applicable to you, and that you will not utilize or make available to us any confidential or proprietary information of any third party or violate any obligation with respect to such information.

Please understand your offer of employment is contingent upon each of the following:

Clarivate Analytics formerly the IP & Science business of Thomson Reuters Code of Business Conduct and Ethics ("Code")
Please visit our company website to view the Code of Business Conduct and Ethics (thomsonreuters.com □ Investor Relations □ Corporate Governance). You acknowledge that you have read the Thomson Reuters Code of Business Conduct and Ethics and understand your obligations to comply with the policies, principles and values outlined in this Code. Upon your hire, and from time to time during the course your employment, you will be required to reaffirm your acknowledgement of the Thomson Reuters Code of Business Conduct and Ethics.

Non-Compete and Non-Solicitation Agreement
As a condition of employment with The Company, you are required to enter into a Non-Compete and Non-Solicitation Agreement during 01 2017. The Agreement will be similar to the attached copy. Please review this document carefully prior to giving notice of your departure to your current employer.

Background Check
This offer is contingent upon a successful background check. Thomson Reuters has partnered with a 3rd party vendor to conduct its background check process. To assist in completing this important process, you are required to complete and submit an online initiation form. This form will be sent to your personal email address after we have received your acceptance to this offer.Please follow the instructions found on the email to complete this process.

Company Policies
Your employment is subject to all the terms and conditions of the Company's policies which are located on our internal employee website ("thePoint").

Proof of Identity and Employment Eligibility
Government regulations require us to make all offers of employment contingent upon your ability to provide proof of your identity and eligibility for employment in the United States. You must present original documentation upon hire in order to complete the federal 19 form. If you do not present this information, then the Company may not employ you and you will be terminated, as required by law. Please refer to the enclosed pre-approved document list and bring the appropriate documents with you on your first day of work. Additional instructions are also attached for your review.

While I have every expectation that you will have a successful career with us, I must remind you that your employment with The Company is on an "at will" basis, which means that either of us may choose to terminate your employment at any time, with or without cause, and with or without notice. Accordingly, nothing in this offer letter should be construed as creating a contract of employment, or employment for a specified term. Please note that participation in the Annual Incentive Plan does not guarantee any future participation, which is at The Company's discretion. Also, of course, all compensation, benefits and other terms of employment are subject to change from time to time, as The Company determines.

If you find this offer to be acceptable, then please sign this letter below and return it and all other enclosed documents to me at 22 Thomson Place, Boston MA 0221O by February 15, 2017.

I believe that you can make significant contributions to The Company and look forward to working with you as we continue to build this very exciting business.

Sincerely

/s/ Meredith Crouse

Meredith Crouse
Global Head of Human Resources

The undersigned accepts the above employment offer and agrees that it contains the terms of employment with The Company, that the employment offered is "at will" as described above, that this offer supersedes any and all prior understandings, offers or agreements, whether oral or written, and that there are no other terms expressed, or implied. The undersigned also understands that no representation, whether oral or written, by any manager, supervisor, or representative of The Company, at anytime, can constitute a contract of employment or employment for any specific duration, other than a document signed by the Human Resources Director.

Accepted: /s/ Richard Hanks

Richard Hanks

Date: February 14, 2017
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